WASHINGTON REAL ESTATE INVESTMENT TRUST
Computation of Ratios
(In thousands)

Earnings to fixed charges ratio:

	Q1 2012	Q1 2011
Income from continuing operations	$5,181	$2,119
Additions:
Fixed charges
Interest expense	15,895	16,893
Capitalized interest	425	83
	16,320	16,976
Deductions:
Capitalized interest	(425)	(83)
Net income attributable to noncontrolling interests	—	(23)
Adjusted earnings	$21,076	$18,989
Fixed charges (from above)	$16,320	$16,976
Ratio of earnings to fixed charges	1.29	1.12

Debt service coverage ratio:

	Q1 2012	Q1 2011
Net income attributable to the controlling interests	$5,181	$4,665
Additions:
Interest expense	15,895	17,126
Real estate depreciation and amortization	25,994	25,249
Income tax expense	13	—
Real estate impairment	—	599
Non-real estate depreciation	268	268
	42,170	43,242
Deductions:
Loss on extinguishment of debt	—	—
Gain on sale of real estate	—	—
Adjusted EBITDA	$47,351	$47,907
Debt service
Interest expense	$15,895	$17,126
Principal amortization	1,453	1,005
	$17,348	$18,131
Debt service coverage ratio	2.73	2.64